EXHIBIT 21.1 LIST OF SUBSIDIARIES Jurisdiction of Name of Subsidiary Organization Georgia Florida Georgia Georgia Delaware Delaware Delaware Delaware Delaware Minnesota Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware 1. BLUELINX CORPORATION 2. BLUELINX FLORIDA LP 3. BLUELINX FLORIDA HOLDING NO. 1 INC. 4. BLUELINX FLORIDA HOLDING NO. 2 INC. 5. BLX REAL ESTATE LLC 6. CEDAR CREEK HOLDINGS, INC. 7. CEDAR CREEK LLC 8. CEDAR CREEK CORP. 9. CALYPSO BUILDINGS, INC. 10. LAKE STATES LUMBER, INC. 11. ABP AL (MIDFIELD) LLC 12. ABP CO II (DENVER) LLC 13. ABP FL (LAKE CITY) LLC 14. ABP FL (MIAMI) LLC 15. ABP FL (PENSACOLA) LLC 16. ABP FL (TAMPA) LLC 17. ABP FL (YULEE) LLC 18. ABP GA (LAWRENCEVILLE) LLC 19. ABP IA (DES MOINES) LLC 20. ABP IL (UNIVERSITY PARK) LLC Delaware

21. ABP IN (ELKHART) LLC Delaware 22. ABP KY (INDEPENDENCE) LLC Delaware 23. ABP LA (NEW ORLEANS) LLC Delaware 24. ABP MA (BELLINGHAM) LLC Delaware 25. ABP MD (BALTIMORE) LLC Delaware 26. ABP ME (PORTLAND) LLC Delaware 27. ABP MI (GRAND RAPIDS) LLC Delaware 28. ABP MN (MAPLE GROVE) LLC Delaware 29. ABP MO (BRIDGETON) LLC Delaware 30. ABP MO (KANSAS CITY) LLC Delaware 31. ABP MO (SPRINGFIELD) LLC Delaware 32. ABP NC (BUTNER) LLC Delaware 33. ABP NC (CHARLOTTE) LLC Delaware 34. ABP NJ (DENVILLE) LLC Delaware 35. ABP NY (YAPHANK) LLC Delaware 36. ABP OH (TALMADGE) LLC Delaware 37. ABP OK (TULSA) LLC Delaware 38. ABP PA (STANTON) LLC Delaware 39. ABP SC (CHARLESTON) LLC Delaware 40. ABP TN (ERWIN) LLC Delaware 41. ABP TN (MEMPHIS) LLC Delaware 42. ABP TN (MADISON) LLC Delaware 43. ABP TX (SAN ANTONIO) LLC Delaware

44. ABP VA (RICHMOND) LLC Delaware 45. ABP VT (SHELBURNE) LLC Delaware 46. ABP WI (WAUSAU) LLC Delaware 47. ELKHART IMH LLC Georgia 48. INDUSTRIAL REDEVELOPMENT FUND LLC Georgia